Exhibit 10.7

Dunkin’ Brands, Inc.

Short-Term Incentive Plan

Section 1: Purpose

The following plan is established by Dunkin’ Brands, Inc. (the “Company”). The name of the plan shall be the Dunkin’ Brands, Inc. Short-Term Incentive Plan (the “Plan”).

The purpose of the Plan is to promote the interests of the Company and its stockholders by (i) motivating designated Company employees, by means of performance-related incentives, to achieve financial and other important goals; (ii) attracting and retaining employees of outstanding caliber and ability; (iii) providing annual incentive compensation opportunities that are competitive in the industry; and (iv) enabling designated employees to participate in the growth and financial success of the Company.

Section 2: Selected Definitions

“Award” means the actual cash payment determined by Management to be received by a Participant if the goals and terms set out in one or more Performance Schedules are achieved for the applicable Performance Period.

“Award Opportunity”, with respect to a Performance Period, means an opportunity for a Participant to earn a cash payment if, and only if, the goal(s) associated with that Performance Period are achieved.

“Bonus Goals” means any other goal(s) for the Performance Period with respect to the Award Opportunity.

“Bonus Target” means the percentage of a Participant’s base salary for a Performance Period as established by Management.

“Designated Beneficiary” means the beneficiary designated by the Participant, in a manner determined by Management, to receive payments due the Participant in the event of the Participant’s death.

“Employee” means a regular full-time or a regular part-time employee of the Company.

“Incentive Letter” is a letter sent by the Company to a Participant confirming his/her participation in the Plan for the Performance Period.

“Management” means the Senior Vice President, Human Resources or his/her designee and/or the person or persons selected from time to time by the Senior Vice President, Human Resources to administer the Plan.

“Participant” means a person who is selected by Management to participate in the Plan pursuant to the rules of the Plan, who receives an Incentive Letter indicating their eligibility as a Participant for the Performance Period, who achieves their Personal Performance during the

Performance Period, and who maintains their performance and employment status throughout the Performance Period.

“Percent Attainment” means the percentage of a Participant’s Bonus Target determined by Management to have been earned by the Participant for a Performance Period.

“Performance Goals” means the financial and strategic goal(s) for the Performance Period with respect to the Award Opportunity.

“Performance Period”, with respect to an Award Opportunity, means the period over which achievement of Performance Goals is to be measured, as established by Management.

“Performance Schedule” means the schedule(s) created by Management for a Performance Period that sets forth the Performance Goals and the amounts, or the formula for determining the amounts, of Awards for that period.

“Personal Performance” includes the execution of all general job responsibilities and the achievement of specific in-year focused initiatives and projects, including business goals, development goals, and management/leadership goals, all as determined by Management. It also includes behaving in a way consistent with the Company’s core values and competencies, and exhibiting appropriate business conduct.

Section 3: Participation

Subject to the terms and conditions of the Plan, Management in its sole and absolute discretion may designate from time to time from among the eligible Employees, those persons who will be granted one or more Award Opportunities under the Plan, and thereby become Participants in the Plan for the designated Performance Period. The Company shall provide such designation by issuing an Incentive Letter to each eligible Participant.

If an individual becomes a Participant after the commencement of a Performance Period, the Award Opportunity for that Performance Period, if any, may be prorated based on the length of time remaining in the Performance Period.

Section 4: Grant of Award Opportunities

a) The Incentive Letter for each Participant and Performance Period shall establish, with respect to each Award Opportunity, (i) a Bonus Target, expressed as a percentage of the Participant’s base salary earnings for such Performance Period; (ii) the Performance Goals for the Performance Period with respect to the Award Opportunity; (iii) and the Performance Schedule that sets forth the amounts, or the formula for determining the amounts, of awards with respect to various levels of achievement of the Performance Goals for the Performance Period.

b) Performance Goals may be particular to a business unit, or other unit or may be based on goals of the Company generally.

Section 5: Determination of Award Amount

a) Payment of Awards, following approval by the Compensation Committee of the Board of Directors that the Company has met its Performance Goals, shall be determined in accordance with the Performance Schedule established by Management, subject to the following:

i)	Subject to Section 8 and the provisions of this Section 5, Management may adjust such Award based on the individual’s Personal Performance or behavior on the basis of such quantitative and qualitative personal performance measures and evaluations as Management deems appropriate. Management may also make such adjustments to Awards or Bonus Targets as it deems appropriate in the case of a Participant whose position in the Company has changed during the applicable Performance Period.

ii)	Management shall have the discretion to adjust Performance Goals, Bonus Goals, and the methodology used to measure the attainment of such goals.

Section 6: Payment of Awards

All payments under the Plan are entirely discretionary and are controlled by Management. Payments with respect to any Award shall be paid in a cash lump sum or deferred at such time as is determined by Management. Subject to Section 7 herein, if a Participant to whom an Award has been made dies prior to the payment of the Award, any such payment shall be delivered to the Participant’s Designated Beneficiary. If the Participant does not effectively designate a Designated Beneficiary, in the event of the Participant’s death payment due the Participant will be made to the Participant’s surviving spouse, or if there is no surviving spouse, the Participant’s estate. All authorized and legally required deductions shall be applied to all Awards taking into account whether the payment of the Award is in lump sum or is deferred under the Dunkin’ Brands, Inc. Deferred Compensation Plan.

Section 7: Termination of Employment

a) Participants are not generally eligible for an Award unless they are employed by the Company at the end of the Performance Period. Except to the extent required by law or otherwise provided in this Section, if a Participant ceases to be an Employee due to voluntary or involuntary termination of employment prior to the end of the Performance Period, such individual shall not be eligible for any Award.

b) Management may elect to make a prorata payment to the Participant or, in the case of death, the Participant’s Designated Beneficiary, if prior to the end of the Performance Period, a Participant ceases to be an Employee for any of the following reasons:

i)	the Participant dies;

ii)	the Participant retires from active employment by the Company;

iii)	the Participant goes on extended disability (such as entitles the Participant to disability payments under the applicable plans of the Company);

iv)	for any reason other than termination as determined by Management.

Proration of the payment, if any, shall be determined by the number of full days, which have elapsed from the beginning of the Performance Period to the date on which the Participant ceases to be an Employee.

Section 8: Adjustments

In the event of a reorganization, re-capitalization, merger, acquisition or an addition or loss of a brand in the Company’s portfolio, Management may make adjustments to the Bonus Goals, Performance Goals, Performance Schedule, Performance Period and/or any other components of the Plan, if any, as he/she, in his/her sole and absolute discretion, deems appropriate. Any adjustments made pursuant to this Section 8 shall not be considered amendments of the Plan for purposes of Section 14.

Section 9: Transferability

To the extent permitted by law, any payment to which a Participant may be entitled under the Plan shall be free from the control or interference of any creditor of such Participant and shall not be subject to attachment or susceptible to anticipation or alienation. To the extent permitted by law, the interest of a Participant shall not be transferable except by beneficiary designation, will, or the laws of descent and distribution.

Section 10: No Right to Participate; Employment

Management shall have complete discretion in designating Plan Participants. No Employee or other person shall have any claim or right to participate in the Plan. Neither the Plan nor any action taken thereunder shall be construed as giving any Participant any right to be retained in the employ of the Company or otherwise changing the at-will nature of the Participant’s employment with the Company.

Section 11: Non-exclusivity of the Plan

This Plan is not intended to and shall not preclude the Company from adopting, continuing, amending or terminating such additional compensation arrangements as it deems desirable for Participants under this Plan, including, without limitation, any thrift, savings, investment, stock purchase, stock option, restricted stock, profit sharing, pension, retirement, insurance or other incentive plan.

Section 12: Administration

The authority to control and manage the operation and administration of the Plan shall be vested in Management.

Administration of the Plan shall be subject to the following:

a) Subject to the provisions of the Plan, Management will have the sole authority and discretion to select from among the Participants those persons who shall receive Award Opportunities, to establish the terms, conditions, performance goals, restrictions, and other provisions of such Award Opportunities, and to cancel or suspend Award Opportunities.

b) Management shall have the sole authority and discretion to interpret the Plan, to establish, amend, and rescind any rules and regulations relating to the Plan, to determine the terms and provisions of all Award Opportunities and Awards made pursuant to the Plan, and to make all other determinations that may be necessary or advisable for the administration of the Plan.

Section 13: Information Furnished To Management

The Company and its business units shall furnish Management with such data and information as it determines may be required for it to discharge its duties. The records of the Company as to an Employee’s or Participant’s employment, termination of employment, leave of absence, reemployment and compensation shall be conclusive on all persons unless determined to be incorrect.

Section 14: Amendment and Termination

Except as otherwise provided in Section 8, Management may, at any time, amend, suspend, or terminate the Plan, provided that no amendment or termination may be made effective without sixty (60) days written notice to Participants and any achievement of goals up to that point in the Performance Period is duly considered in determining the compensation impact of the amendment or termination.

Section 15: General Provisions

a) The rights or interest of a Participant or Designated Beneficiary capable of being transferred under the Plan may not be assigned, encumbered or transferred with respect to a Performance Period until after the Performance Period has ended, except to the extent rights pass upon death of a Participant to a Designated Beneficiary pursuant to the terms of this Plan.

b) Awards shall not be deemed compensation in determining the amount of any entitlement under any retirement or other employee benefit plan of the Company, except as may be specifically stated in the plan documents of any such plan.

c) Management may adopt and apply rules that will ensure that the Company will be able to comply with applicable provisions of Federal, state or local law relating to the withholding and payment of tax, including but not limited to the withholding of tax on the amount, if any, including income of a Participant after the expiration of the Performance Period.

d) Any disputes arising from the administration or interpretation of this Plan will be resolved in the sole and absolute discretion of the Chief Executive Officer of the Company, whose decision will be final and binding.

e) This Plan shall become effective on December 27, 2009 and shall expire, unless amended, on December 31, 2015. Nothing herein shall imply any Employee’s participation in the Plan beyond the term set forth in his/her Incentive Letter.

f) The Plan shall be construed in accordance with and governed by the laws of the Commonwealth of Massachusetts.